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FOR IMMEDIATE RELEASE:
April 3, 1998


                  OWOSSO CORPORATION TO ACQUIRE ASTRO AIR, INC.

April 3, 1998 - King of Prussia, PA -- Owosso Corporation (Nasdaq: OWOS) announced today that it has signed a definitive agreement to acquire all of the assets of Astro Air, Inc., a Jacksonville, Texas manufacturer of fin and tube heat exchange coils. The purchase price consists of approximately $8 million in cash, and the assumption of certain of Astro Air's liabilities, including bank debt not to exceed $3.1 million. The agreement also requires the payment of consulting fees to Astro Air's current owner based on sales to Astro Air's largest existing customers. In its fiscal year ended December 31, 1997, Astro Air reported sales of approximately $22.5 million and adjusted EBITDA of approximately $2.3 million.

George B. Lemmon, Jr., Owosso's president and chief executive officer, commented, "We are extremely happy to be able to make Astro Air part of Owosso's family of companies. This transaction, in conjunction with our recently announced intention to sell our agricultural equipment businesses, reflects our strategic move to concentrate on components businesses that serve other manufacturers. Astro Air is in an industry with which we are very familiar through our Snowmax subsidiary, located less than an hour away from Astro Air. We plan to institute our manufacturing and information systems and controls to help Astro Air enhance and manage its growth. Combined with Snowmax, we become a $40 million player in the coil industry, and we expect to see that number grow."

"Astro Air uses the same manufacturing process as Snowmax, but concentrates on different end markets, primarily serving non-automotive transportation, whereas Snowmax's largest customers are in commercial refrigeration and HVAC. Astro Air has built strong relationships with a select group of customers, some of which we know through our motor businesses, and we are committed to ensuring that the quality and service that they have come to expect from Astro Air will only be enhanced by Astro Air joining Owosso. We believe that the combined strength of Snowmax and Astro Air will lead to more opportunities for sales growth and allow us to be a more responsive supplier to our customers."

This press release contains forward-looking statements that involve a number of risks and uncertainties. The purchase of Astro Air is subject to the satisfaction of customary conditions, some of which are outside the Company's control. Accordingly, there can be no assurance that the purchase will be completed. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, adverse developments in economic factors influencing the manufacturing sector of the economy, loss of a significant customer, lack of availability or price increases of certain commodities, as well as the additional factors discussed in the Company's Annual Report on Form 10-K for the year ended October 26, 1997 and Form 10-Q for the quarter ended January 25, 1998 in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."


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dial 1-888-OWOS-010 or visit our web site at www.owosso.com.